Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

INVESTORS:	MEDIA:
Renovis, Inc.	Euro RSCG Life NRP
John C. Doyle	Jeannine Medeiros
(650) 266-1407	(415) 901-3709
doyle@renovis.com	jeannine.medeiros@eurorscg.com

RENOVIS REPORTS FIRST QUARTER 2004 FINANCIAL RESULTS

Company Provides Update of Clinical Development Activities

South San Francisco, California – April 27, 2004 — Renovis, Inc. (Nasdaq: RNVS) today announced financial results for the quarter ended March 31, 2004.

Net loss in the first quarter was $8.7 million, or $0.63 per share compared with a net loss of $480,000, or $0.60 per share for the same period last year. At March 31, 2004, Renovis had $111.7 million in cash, cash equivalents and short-term investments.

Revenue in the first quarter of 2004 was $656,000 compared with $4.5 million for the same period in 2003. The revenue in 2004 resulted from a collaboration agreement with Genentech, which was signed at the end of 2003. All of the revenue that we earned in the first quarter of 2003 resulted from milestone payments from our exclusive licensee, AstraZeneca plc, in connection with the advancement of Cerovive® (NXY-059) into Phase III clinical trials for acute ischemic stroke.

Research and development expenses for the quarter ended March 31, 2004 were $6.4 million, compared to $3.2 million during the same period in 2003. The increase in research and development expenses reflected our expanded preclinical and clinical development activities. While AstraZeneca bears all of the responsibilities and costs of the Phase III clinical trial program for Cerovive, we had a total of five clinical trials underway for REN-1654 in neuropathic pain and REN-213 in acute post-operative pain during the 2004 period, compared with none in the first quarter of 2003. We also incurred higher costs for personnel and related lab supplies and materials to support advancement of our preclinical programs in the areas of pain, trauma and stroke, and neurodegenerative diseases.

General and administrative expenses were $1.8 million in the first quarter of 2004, compared to $1.7 million during the same period in 2003. The increase was due primarily to higher costs for personnel and outside services associated with establishing infrastructure appropriate for a public company.

First Quarter Update

•	We continued to open new trial sites and to enroll patients in a Phase II clinical trial of REN-1654 planned to involve 90 patients with post-herpetic neuralgia (PHN) who developed PHN following the onset of Shingles that occurred no more than 18 months prior to entering the study. We also began enrolling a Phase II clinical trial in sciatica that is planned to involve 108 patients who develop leg pain due to lumbosacral radiculopathy no more than 12 weeks prior to enrollment. Results from these trials are expected during the fourth quarter of 2004.

•	We commenced enrollment of patients in two Phase II clinical trials with REN-213 for acute post-operative pain. The first trial is a double-blind study planned to involve 360 patients with post-operative pain following outpatient dental surgery. The second Phase II trial is an open-label evaluation of effects of REN-213 administered post-operatively to patients that received high-dose opiate analgesics during inpatient abdominal surgery. See “Recent Developments” below for discussion of preliminary interim data from the open-label study.

•	We received notification from AstraZeneca that patient enrollment in the Phase III SAINT trials has progressed according to plan and that an interim analysis of safety data was completed by an independent data monitoring board (“IDMB”) during the quarter as scheduled. Following this analysis, the IDMB recommended that the SAINT trials should continue as planned. The IDMB will perform additional planned interim analyses of safety as well as efficacy data, the outcome of which will result in further recommendations during this year regarding the continuation and conduct of the program. AstraZeneca plans to initiate a third trial in acute stroke patients to evaluate the safety of Cerovive in hemorrhagic stroke patients during the second half of 2004.

•	We completed an initial public offering of approximately 6.3 million shares of common stock, including the full exercise of the underwriters’ over-allotment option, which resulted in net proceeds to Renovis of $68.4 million.

•	We received a $5.25 million up-front payment and a $3.0 million equity investment from Genentech following the initial public offering in connection with the collaboration agreement we signed at the end of 2003.

Recent Developments

•	As discussed above, during the first quarter of 2004 we commenced enrollment of an open-label Phase II clinical trial to evaluate of effects of REN-213 administered post-operatively to patients that received high-dose opiate analgesics during inpatient abdominal surgery. The administration of high-dose opiate analgesics generally results in pain relief for patients that lasts for a period of time following their surgical procedure. Some recent interim data from our open-label study indicates that repeated administration of REN-213 following abdominal surgery partially reduced the expected effectiveness of high-dose opiate analgesics in the period following surgery. Although we intend to complete this study in the coming weeks, this preliminary data suggests that REN-213 may not be effective for treating acute post-operative pain for patients that have received high-dose opiate analgesics during surgery. This open-label study did not examine effects of REN-213 in patients that had undergone surgery with administration of only non-opiate or low-dose opiate analgesics. Accordingly, we are continuing Phase II clinical trials with REN-213 in patients with post-operative pain following surgeries that do not require administration of high-dose opiate analgesics. These planned trials include ongoing Phase II, double-blind clinical trials in patients following dental surgery and open-label trials involving other surgeries for which patients do not typically receive high-dose opiate analgesics. Results from these trials are expected later this year.

2004 Financial Guidance

Financial projections involve a high level of uncertainty due, among many factors, to the variability involved in predicting clinical trial enrollment rates and results, requirements of early stage research programs, and the potential that we may enter into new licensing agreements or strategic collaborations. We intend to update financial guidance for 2004 when we release results for each quarter or upon the announcement of material corporate events.

For the year ending December 31, 2004, we presently anticipate:

•	Total contract revenue from existing agreements of approximately $2.6 million; and

•	Total operating expenses, excluding the amortization of stock-based compensation, of $30 million to $40 million.

Conference Call and Webcast Information

Corey S. Goodman, Ph.D., President and CEO, and other members of our senior management team will review first quarter results via webcast and conference call on Tuesday, April 27, 2004 at 4:30 p.m. Eastern Standard Time. To access the call by live webcast, please log on to the Investor Relations section of our website at www.renovis.com. A playback of the call and archive of the webcast will be available through May 4, 2004. To access the playback of the call, dial 1-888-286-8010, (in the United States), or 1-617-801-6888 (internationally), reservation number 46627819.

About Renovis

Renovis is a biopharmaceutical company developing drugs to treat neurological diseases and disorders. We are currently pursuing eight distinct programs, including three product candidates in clinical development. Our most advanced product candidate is Cerovive®, an intravenous drug for acute ischemic stroke that is in Phase III clinical trials with our exclusive licensee, AstraZeneca plc. We are independently developing two clinical candidates for the treatment of pain: REN-1654, an oral drug for neuropathic pain in Phase II clinical trials, and REN-213, an intravenous drug for acute post-operative pain, also in Phase II clinical trials. Our research and development programs focus on major medical needs in the areas of pain, trauma and stroke, and neurodegenerative diseases.

For additional information about us, please visit www.renovis.com.

Cerovive is a registered trademark of AstraZeneca plc. All other product names and marks are or may be trademarks or registered trademarks used to identify products or services of their respective owners.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. We may not actually achieve these plans, intentions or expectations and Renovis cautions investors not to place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors could cause actual results or events to differ materially from the forward-looking statements that we make, including risks related to: our heavy dependence on the success of Cerovive, which is still under development; our dependence on our strategic collaboration with AstraZeneca; AstraZeneca’s success in obtaining regulatory approval to market Cerovive; our ability to successfully develop other product candidates; obtaining, maintaining and protecting the intellectual property incorporated into our product candidates; and our ability to obtain additional funding to support our business activities. These and other risks are described in greater detail in the “Risk Factors” section of our Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on March 30, 2004. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

RENOVIS, INC.

Condensed Statements of Operations

(All amounts in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2004	2003
Contract revenue	$656	$4,500
Operating expenses:
Research and development	6,448	3,176
General and administrative	1,834	1,652
Amortization of employee stock-based compensation	1,184	78

Total operating expenses	9,466	4,906
Loss from operations	(8,810)	(406)
Interest income	245	71
Interest expense	(111)	(145)

Net loss	$(8,676)	$(480)

Basic and diluted net loss per share	$(0.63)	$(0.60)

Shares used to compute basic and diluted net loss per share	13,814,355	805,320

RENOVIS, INC.

Condensed Balance Sheets

(in thousands)

	March 31, 2004	December 31, 2003
	(Unaudited)	(Audited)
Assets:
Cash and cash equivalents	$5,064	$1,752
Short-term investments	106,638	39,685
Prepaids and other current assets	1,572	2,314

Total current assets	113,274	43,751
Property and equipment, net	5,759	5,619
Other long-term assets	2,894	3,181

	$121,927	$52,551

Liabilities and stockholders’ equity (net capital deficiency):
Current liabilities	$8,392	$6,491
Long-term liabilities	4,309	1,346
Convertible preferred stock	—	123,266
Stockholders’ equity (net capital deficiency)	109,226	(78,552)

	$121,927	$52,551